As Filed with the Securities and Exchange Commission on December 10, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

TIVO INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0463167
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2160 Gold Street

P.O. Box 2160

Alviso, California 95002

(Address of Principal Executive Offices including Zip Code)

TIVO INC. AMENDED AND RESTATED 2008 EQUITY INCENTIVE AWARD PLAN

(Full Title of the Plan)

Anna Brunelle Chief Financial Officer TiVo Inc. 2160 Gold Street, P.O. Box 2160 Alviso, California 95002 (408) 519-9100	Copy to: Keith Benson, Esq. Latham & Watkins LLP 505 Montgomery Street, Suite 2000 San Francisco, California 94111-2562 (415) 391-0600

(Name and address, including zip code, and telephone

number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer  ☐        Accelerated filer  ☒        Non-accelerated filer  ☐        Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Shares to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $0.001 par value per share	4,000,000	$10.03	$40,120,000	$2,238.70
Preferred Stock Purchase Rights	(4)	(4)	(4)	(4)

(1)	This registration statement shall also cover any additional shares of common stock which become issuable under the TiVo Inc. 2008 Equity Incentive Award Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) using the average of the high ($10.22) and low ($9.84) sale prices for the Registrant’s common stock, par value $0.001, per share, reported by the Nasdaq Global Market on December 3, 2009.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act.
(4)	Each share of common stock includes a right to purchase one one-hundredth of a share of the Registrant’s Series B Junior Participating Preferred Stock, par value $0.001 per share. The rights to purchase shares of the Registrant’s Series B Junior Participating Preferred Stock are attached to and trade with the shares of the Registrant’s common stock being registered hereby. Value attributed to such rights, if any, is reflected in the market price of the Registrant’s common stock.

REGISTRATION OF ADDITIONAL SECURITIES

We filed with the Securities and Exchange Commission the following registration statement on Form S-8 relating to shares of our common stock, par value $0.001 per share, to be offered and sold under our 2008 Equity Incentive Award Plan (the “Plan”), and the contents of such prior registration statement is incorporated by reference in this registration statement: Registration Statement on Form S-8 filed August 25, 2008 (File No. 333-153179). We are hereby registering an additional 4,000,000 shares of our common stock, par value $0.001 per share, issuable under the Plan.

INCORPORATION OF DOCUMENTS BY REFERENCE

This registration statement incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission:

•	Registration Statement on Form S-8 filed August 25, 2008 (File No. 333-153179);

•

Annual Report on Form 10-K for the year ended January 31, 2009, including information specifically incorporated by reference into the Form 10-K from our revised definitive proxy statement for our 2009 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on July 15, 2009;

•

Quarterly Reports on Form 10-Q for the quarters ended April 30, 2009, July 31, 2009, and October 31, 2009 filed with the Securities and Exchange Commission on June 9, 2009, September 9, 2009, and December 9, 2009, respectively;

•

Current Reports on Form 8-K, filed on February 19, 2009; March 2, 2009; March 31, 2009; May 18, 2009; May 27, 2009; June 3, 2009; June 26, 2009 (Items 5.02 and 9.01 only); July 9, 2009; August 26, 2009; and August 26, 2009; November 24, 2009; and

•	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on August 25, 1999.

We are also incorporating by reference all other reports that we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and until we file a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 8.	Exhibits

The following exhibits are filed as part of this registration statement.

4.1	Amended & Restated TiVo Inc. 2008 Equity Incentive Award Plan (incorporated by reference to Exhibit 10.1 of Registrant’s Quarterly Report on Form 10-Q filed on December 10, 2009).

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto).

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature page to this Registration Statement).

Item 9.	Undertakings

1. The undersigned Registrant hereby undertakes:

a. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs 1(a)(i) and 1(a)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

b. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alviso, State of California, on this 9 day of December, 2009.

TIVO INC., a Delaware corporation

By:	/S/ ANNA BRUNELLE
Anna Brunelle Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Thomas S. Rogers, Anna Brunelle, and Matthew P. Zinn, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ THOMAS S. ROGERS Thomas S. Rogers	Chief Executive Officer and Director (Principal Executive Officer)	December 9, 2009

/S/ ANNA BRUNELLE Anna Brunelle	Chief Financial Officer (Principal Financial and Accounting Officer)	December 9, 2009

/S/ WILLIAM CELLA William Cella	Director	December 9, 2009

/S/ JEFFREY T. HINSON Jeffrey T. Hinson	Director	December 9, 2009

/S/ RANDY KOMISAR Randy Komisar	Director	December 9, 2009

/S/ J. HEIDI ROIZEN J. Heidi Roizen	Director	December 9, 2009

/S/ JOSEPH UVA Joseph Uva	Director	December 9, 2009

/S/ THOMAS WOLZIEN Thomas Wolzien	Director	December 9, 2009

/S/ DAVID M. ZASLAV David M. Zaslav	Director	December 9, 2009

INDEX TO EXHIBITS

4.1	Amended & Restated TiVo Inc. 2008 Equity Incentive Award Plan (incorporated by reference to Exhibit 10.1 of Registrant’s Quarterly Report on Form 10-Q filed on December 10, 2009).

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto).

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature page to this Registration Statement).